Exhibit 15.4

April 12, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Melco Resorts & Entertainment Limited’s Form 20-F dated April 12, 2018, and have the following comments:

1.	We agree with the statements made in the last sentence of paragraph 1 and paragraphs 2, 3 and 4 of Item 16F for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the first and second sentences of paragraph 1 and paragraph 5 of Item 16F.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu